Exhibit 99.1

News release

QLT ANNOUNCES FIRST QUARTER 2016 RESULTS

Provides Synthetic Retinoid Program Update

For Immediate Release	May 5, 2016

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) reported financial results today for the first quarter ended March 31, 2016. Unless otherwise specified, all amounts are reported in U.S. dollars and in accordance with U.S. GAAP.

Synthetic Retinoid Program Update

On April 22, 2016, QLT announced that it had completed enrollment and collection of data from its retrospective, uncontrolled, multicenter Natural History Study in subjects with Inherited Retinal Disease (IRD) in Retinitis Pigmentosa and Leber Congenital Amaurosis patients due to underlying RPE65 or LRAT gene mutations. As QLT expected, the preliminary analysis of the study data suggests that IRD subjects, without therapeutic intervention, demonstrate a continuing decline in visual field and eventually visual acuity over time. Given these results, the Company is in the process of finalizing its data analysis and plans to hold discussions with select national European agencies in the second quarter of 2016. The results of this study are expected to provide important data to support the ongoing development of QLT091001 and planned future submissions for regulatory approval in Europe and the U.S., including the potential filing of a marketing authorization application (MAA) with the European Medicines Agency (EMA) for conditional approval in the second half of 2016.

QLT continues to advance toward initiating a pivotal Phase III, multi-center, placebo-controlled, double-masked clinical study for QLT091001 in this indication in the third quarter of 2016. The pivotal trial is expected to enroll 48 patients at approximately 12 sites in the EU, U.S. and Canada.

2016 FIRST QUARTER FINANCIAL RESULTS

Operating Expenses/Income

During the first quarter of 2016, research and development (“R&D”) expenditures were $3.0 million compared to $2.2 million for the same quarter in 2015. The net $0.8 million (36%) increase was primarily due to higher costs incurred in 2016 related to our ongoing preparatory activities for our QLT091001 pivotal trial and our natural history study. These cost increases were partially offset by lower salary and overhead costs resulting from (i) the 2015 transfer and outsourcing of our bio-analytical functions and laboratories to an external contract research organization and (ii) the foreign exchange impact of the weakened Canadian dollar. In addition, no stock compensation expense was recorded during the period due to the accelerated vesting of all outstanding stock options in June 2015.

During the first quarter of 2016, selling, general and administrative (“SG&A”), expenditures were $6.0 million compared to $3.6 million for the same quarter in 2015. The $2.4 million (66%) increase in SG&A expense was primarily due to a $4.0 million advisory fee paid to our advisors, Greenhill & Co, LLC. (“Greenhill”), on February 5, 2016, which was partially offset by a $0.9 million decrease in general strategic consulting and advisory fees.

Excluding the impact of these consulting and advisory fees, SG&A expenses decreased by $0.7 million. The $0.7 million (41%) decrease in SG&A expense was primarily due to a decrease in directors’ fees, general operating costs that were affected by the foreign exchange impact of the weakened Canadian dollar, downsizing of our lease space, and the absence of stock compensation expense for the same reasons described above.

Other Expenses/Income

On February 5, 2016, QLT completed a $45.0 million investment in Aralez Pharmaceuticals, Inc. (“Aralez”). In exchange, QLT received 7,200,000 Aralez common shares at US $6.25 per common share.

On April 5, 2016, QLT completed a special distribution of these Aralez shares, which was payable, at the election of each shareholder, in either Aralez shares or cash, subject to proration (the “Aralez Distribution”). The cash portion of the Aralez Distribution was subject a maximum limit of $15.0 million, which was funded through the March 17, 2016 sale of 2,400,000 Aralez shares to certain third parties for US $6.25 per share under the terms of a share purchase agreement (the “Backstop Agreement”). On April 5, 2016, QLT distributed $15.0 million of cash and the remaining 4,799,619 Aralez shares to its shareholders, which had a fair market value of $19.3 million based on the NASDAQ quoted closing price of Aralez’s shares on April 5, 2016.

On March 31, 2016, QLT recognized a $13.0 million loss related to the 4,800,000 Aralez shares that were held by the Company at period end for the April 5, 2016 Aralez Distribution. The $13.0 million loss represents the change in value from the acquisition date to March 31, 2016.

Operating Loss and Net Loss per Share

The operating loss for the first quarter of 2016 was $8.9 million, compared to $6.0 million for the same period in 2015. The net $2.9 million increase in our operating loss was primarily due to the strategic consulting and advisory fees described above. Excluding the impact of these fees, the adjusted operating loss for the first quarter of 2016 was $4.1 million, which is consistent with the adjusted operating loss for the same quarter in 2015.

Net loss per common share was $0.41 in the first quarter of 2016, compared to $0.12 for the same quarter in 2015. The decrease in loss per share was primarily due to a $13.0 million fair value loss related to the 4,800,000 Aralez shares held at period end and the strategic consulting and advisory fees described above.

Cash and Cash Equivalents

As at March 31, 2016, the Company’s consolidated cash and cash equivalents were $102.9 million compared to $141.8 million at December 31, 2015. The $38.9 million decrease was primarily due to the $45.0 million Aralez Investment, $4.5 million of strategic consulting and advisory fees and cash used in operating activities during the period. These cash decreases were partially offset by the $15.0 million of cash received on March 17, 2016 pursuant to the terms of the Backstop Agreement to fund the Aralez Distribution on April 5, 2016.

Passive Foreign Investment Company

The Company believes that it was classified as a Passive Foreign Investment Company (“PFIC”) for 2008 through 2015, and that it may be classified as a PFIC in 2016, which could have adverse tax consequences for U.S. shareholders. Please refer to our 2015 Annual Report on Form 10-K for additional information.

QLT Inc. - Financial Highlights

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands of U.S. dollars except share and per share information)

	Three months ended
	March 31,
	2016	2015
Expenses
Research and development	$2,990	$2,208
Selling, general and administrative	5,898	3,619
Depreciation	38	188

	8,926	6,015

Operating loss	(8,926)	(6,015)
Other (expense) income
Net foreign exchange (losses) gains	(77)	98
Interest income	75	32
Fair value loss on investment	(12,960)	—
Other	—	(2)

	(12,962)	128

Loss before income taxes	(21,888)	(5,887)
Provision for income taxes	(6)	(9)

Net loss and comprehensive loss	$(21,894)	$(5,896)

Basic and diluted net loss per common share
Net loss per common share	$(0.41)	$(0.12)

Weighted average number of common shares outstanding (thousands)
Basic and diluted	52,829	51,237

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of U.S. dollars)

	March 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents (1)	$102,856	$141,824
Investment (2)	17,040	—
Accounts receivable, net of allowances for doubtful accounts	321	287
Income taxes receivable	14	14
Prepaid and other	725	611

Total current assets	120,956	142,736
Accounts receivable	2,000	2,000
Property, plant and equipment	461	430

Total assets	$123,417	$145,166

LIABILITIES
Current liabilities
Accounts payable	$2,969	$1,656
Accrued liabilities	632	1,827

Total current liabilities	3,601	3,483
Uncertain tax position liabilities	369	342

Total liabilities	3,970	3,825

SHAREHOLDERS’ EQUITY
Share capital
Authorized
500,000,000 common shares without par value
5,000,000 first preference shares without par value, issuable in series
Issued and outstanding common shares	$475,333	$475,333
March 31, 2016 – 52,829,398 shares
December 31, 2015 – 52,829,398 shares
Additional paid-in capital	97,377	97,377
Accumulated deficit	(556,232)	(534,338)
Accumulated other comprehensive income	102,969	102,969

Total shareholders’ equity	119,447	141,341

Total shareholders’ equity and liabilities	$123,417	$145,166

Footnotes:

1)	Cash and cash equivalents as at March 31, 2016 includes $15.0 million of cash which was subsequently distributed to QLT’s shareholders on April 5, 2016 as part of the Aralez Distribution.

2)

Reflects the value of 4,800,000 Aralez shares based on the March 31, 2016 US $3.55 closing price of Aralez’s common shares. These shares were held by QLT on March 31, 2016 and subsequently distributed to QLT’s shareholders on April 5, 2016 as part of the Aralez Distribution.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

About QLT091001

QLT091001 is an orally administered synthetic retinoid replacement for 11-cis-retinal, which is a key biochemical component of the visual retinoid cycle. We are currently developing QLT091001 for the treatment of IRD caused by retinal pigment epithelium protein 65 (“RPE65”) and lecithin:retinol acyltransferase (“LRAT”) gene mutations, which include Leber Congenital Amaurosis (“LCA”) and Retinitis Pigmentosa (“RP”).

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to statements concerning any future strategic transactions that may impact QLT and QLT’s shares, statements concerning our synthetic retinoid program, including our timing, ability and plans to apply for conditional approval in the EU and commence our pivotal trial; statements concerning the results from and utility of our natural history study; statements concerning our PFIC status; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “believes,” “expects,” “hopes,” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that we will be treated as a PFIC in 2016 and future years; the risk that the Company will determine it is not feasible to submit a MAA for conditional approval with the EMA based upon existing clinical data, the natural history study data or other reasons and the impact of this outcome on the Company’s potential plans to commence a pivotal trial for QLT091001; the risk that the EMA denies any conditional approval and the MAA we may submit; risks and uncertainties concerning the impact that QLT’s success or failure in pursuing various future strategic initiatives will have on the market price of our securities; risks resulting from the potential loss of key personnel; uncertainties relating to our development plans, timing and results of the clinical development and commercialization of our products and technologies, including pivotal clinical trials; assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; risks and uncertainties associated with the safety and effectiveness of our technology; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.

This press release also contains “forward looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.

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